                                                                      Exhibit 23


[KPMG LOGO]


1000 Walnut, Suite 1600                            Telephone 816 474 8480
P.O. Box 13127                                     Fax 816 556 9652
Kansas City, MO 64198




                             Accountants' Consent



Board of Directors
CBES Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-39785) on Form S-8 CBES Bancorp, Inc. of our report, dated August 11, 2000, relating to the consolidated balance sheets of CBES Bancorp, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Annual Report on Form 10-KSB of CBES Bancorp, Inc.


                           [KPMG LLP SIGNATURE LOGO]


Kansas City, Missouri
September 28, 2000